EXHIBIT 2.5

THIRD AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

This THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of October 26, 2007 (the “Effective Date”), by and among M-Wave, Inc., a Delaware corporation (“Parent”), Ocean Merger Sub, Inc., a Delaware corporation (“Merger Sub”), SunFuels, Inc., a Colorado corporation (the “Company”) and Blue Sun Biodiesel LLC, a Colorado limited liability company (“Blue Sun”).

RECITALS

WHEREAS, Parent, Merger Sub, the Company and Blue Sun entered into that certain Agreement and Plan of Merger, dated as of January 26, 2007 (as amended, the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement;

WHEREAS, Parent, Merger Sub, the Company and Blue Sun desire to amend the Agreement in order to provide holders of Blue Sun Units (other than the Company) with the opportunity to, immediately before the consummation of the Blue Sun Merger, contribute their Blue Sun Units to Parent in exchange for the identical number of Blue Sun Merger Shares that they would have received in the Blue Sun Merger (the “Contribution”);

WHEREAS, the Contribution would be offered to such holders of Blue Sun Units pursuant to the Registration Statement; and

WHEREAS, for Federal income tax purposes, (i) it is intended that the Contribution and the SunFuels Merger, taken together, shall qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended; (ii) it is intended that the SunFuels Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code; and (iii) the parties intend, by executing this Amendment, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Amendment to the Agreement. Notwithstanding anything to the contrary contained in the Merger Agreement, the Registration Statement will provide that each holder of Blue Sun Units (other than the Company) will have the opportunity to contribute all of the Blue Sun Units held by each of them to Parent immediately before the consummation of the Blue Sun Merger in exchange for the identical number of Blue Sun Merger Shares that they would have received in the Blue Sun Merger pursuant to Section 4.2 of the Agreement. If each such holder of Blue Sun Units accepts this offer, then after the Contribution, 100% of the Blue Sun Units will be owned by SunFuels and Parent, all of which Blue Sun Units will be cancelled in the Blue Sun Merger and no capital stock of Parent, capital stock of the Surviving Corporation, cash or other consideration shall be paid or delivered in exchange therefor.

2. Representations and Warranties of the Parties. Each of the parties hereto represents and warrants as follows:

(a) The execution, delivery and performance by such party of this Amendment and the performance by such party of the Agreement, as amended hereby, have been duly authorized by all necessary action, and such party has all requisite power, authority and legal right to execute, deliver and perform this Amendment and to perform the Agreement, as amended hereby.

(b) Each of this Amendment and the Agreement, as amended hereby, is a legal, valid and binding obligation of such party, enforceable against such party if party thereto in accordance with the terms thereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

3. Reference to and Effect on the Agreement.

(a) On and after the Effective Date, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

(b) Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party under the Agreement or constitute a waiver of, or a consent to departure from, any of the terms and conditions of the Agreement, nor obligate any party to similar amendments in the future.

4. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Pages Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date above written.

M-WAVE INC., a Delaware corporation

By:	/s/ JIM MAYER
Name: Jim Mayer Title: Interim CEO

OCEAN MERGER SUB, INC., a Delaware corporation

By:	/s/ JIM MAYER
Name: Jim Mayer Title: President

SUNFUELS, INC., a Colorado corporation

By:	/s/ TODD M. KLEINMAN
Name: Todd M. Kleinman Title: Vice President, General Counsel

BLUE SUN BIODIESEL, LLC a Colorado limited liability company

By:	/s/ TODD M. KLEINMAN
Name: Todd M. Kleinman Title: Vice President, General Counsel

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